UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2010 (January 15, 2010)
Cardtronics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark, Suite 400, Houston, Texas	77042

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (832) 308-4000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 15, 2010, the Compensation Committee approved grants of 350,000 shares of restricted stock to certain of its employees, including grants of 300,000 shares to three of its named executive officers. The restricted stock awards of 100,000 shares each granted to Messrs. J. Chris Brewster, Michael H. Clinard, and Rick Updyke vest in four equal installments on each of the first four anniversaries of the grant date. However, under the terms of the agreements with Messrs. Brewster, Clinard and Updyke, if a “Change in Control” (as defined in the agreements) occurs after the date of grant and on or before the date of the termination of the executive’s employment, then the “Forfeiture Restrictions” (as defined in the agreements) lapse with respect to 50% of the restricted shares effective as of the date upon which the Change in Control occurs. Further, under the terms of the agreements with Messrs. Brewster, Clinard, and Updyke if following a Change of Control the executive is subsequently terminated and such termination is an “Involuntary Termination” (as defined in the agreements) or a “Good Reason Termination” (as defined in the agreements), all remaining Forfeiture Restrictions lapse effective as of the date of such termination. The restricted stock agreements have been filed as Exhibits 10.1, 10.2, 10.3, to this Current Report on Form 8-K and are incorporated herein by reference.
ITEM 9.01. Exhibits.

Exhibit
Number	Description of Exhibit
10.1	Restricted Stock Agreement between Cardtronics, Inc. and J. Chris Brewster, dated January 15, 2010.

10.2	Restricted Stock Agreement between Cardtronics, Inc. and Michael H. Clinard, dated January 15, 2010.

10.3	Restricted Stock Agreement between Cardtronics, Inc. and Rick Updyke, dated January 15, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardtronics Inc. (Registrant)
January 22, 2010	/s/ J. CHRIS BREWSTER
(Date)	J. Chris Brewster
Chief Financial Officer